Exhibit 107.1
Calculation of Filing Fee Tables
Form
F-3
(Form Type)
AerCap Holdings N.V.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(1)	(1)	—	—	—	—

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees. In connection with the debt securities offered hereby, the registrant will pay “pay-as-you-go registration
fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of debt securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(2)
An indeterminate aggregate initial offering price or number of the debt securities is being registered as may from time to time be offered at indeterminate prices pursuant to this registration statement.